Exhibit 10.1

FIRST AMENDMENT TO USMD HOLDINGS, INC.

2010 EQUITY COMPENSATION PLAN

The Board of Directors of USMD Holdings, Inc. hereby adopts and approves this First Amendment to the USMD Holdings, Inc. 2010 Equity Compensation Plan (the “Plan”), subject to the consent of shareholders as set forth below.

The Plan is hereby amended by deleting Section 3(a) of the Plan, entitled “Shares Authorized” in its entirety, and replacing it with the following new Section 3(a):

(a)	Shares Authorized. Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 2,500,000 shares, any or all of which may be represented by Incentive Stock Options, Restricted Stock, and/or SARS. The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 500,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any shares of Restricted Stock are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

This Amendment shall be effective upon the consent of the shareholders of USMD Holdings, Inc. as required by NASDAQ rules or applicable law.